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                                                               Exhibit 8.1

               Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

                              One Financial Center
                           Boston, Massachusetts 02111
                                                         617 542 6000
                                                         617 542 2241 fax






                                   May 4, 2000



Creative BioMolecules, Inc.
45 South Street
Hopkinton, MA  01748

                   Merger of Creative BioMolecules into Curis
                   ------------------------------------------

         We have acted as counsel to you in connection with the merger (the "Merger") of Creative BioMolecules, Inc. a Delaware corporation ("Creative"), with and into Curis, Inc., a Delaware corporation ("Curis"), pursuant to that certain Agreement and Plan of Merger made as of February 14, 2000 (the "Agreement and Plan of Merger") among Creative, Ontogeny, Inc., a Delaware corporation, Reprogenesis Inc., a Texas corporation and Curis. This letter is being delivered to you pursuant to Section 8.2(e) of the Agreement and Plan of Merger. Capitalized terms to which no meaning is assigned herein have the meaning assigned thereto in the Agreement and Plan of Merger.

         The Agreement and Plan of Merger provides in Section 2.1(c) thereof, in pertinent part, that as a result of the Merger each holder of common stock, par value $.01 per share, of Creative will receive a number of shares of Curis stock that is determined by a formula that is contained therein together with cash in lieu of fractional shares. Under applicable law, holders of Creative stock have the right to dissent from the Merger and receive cash in lieu of Curis stock.

         The Merger is described in a joint proxy statement-prospectus (the "Proxy Statement") which is included in the Registration Statement on Form S-4, as amended (Registration No. 333-32446) (the "Registration Statement") that has been filed with the Securities and Exchange Commission.

         Assuming the accuracy of the statements that Creative or Curis certifies to be true in the letters that are attached hereto and that the Merger is effected pursuant to the Agreement and Plan of Merger, we are of the opinion that for federal income tax purposes, the Merger is a reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). The foregoing opinion is based upon the Code, certain Treasury regulations, court decisions and certain rulings of the Internal Revenue Service. Such authorities are subject to change possibly with retroactive effect.

                        Boston New York Reston Washington
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MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.


Creative BioMolecules, Inc.
Page 2



Creative BioMolecules, Inc.


         Our opinions are not binding upon the Internal Revenue Service or upon any court. The Internal Revenue Service may challenge the conclusions which we have expressed herein, and substantial expense may be incurred in dealing with any such controversy.

         We express no opinion as to the federal income tax consequences of the Merger if any of the assumptions to our opinion are incorrect, we provide herein no advice as to the accuracy of any of such assumptions, and we express herein no opinion as to any other matter including any state, local, foreign or other federal tax consequences of the Merger.

         This opinion may not be relied upon by any person other than the person to whom it is addressed, nor may it be filed with any governmental agency or be used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption. "The Merger Material United States Federal Income Tax Consequences" in the Proxy Statement.


                                         MINTZ, LEVIN, COHN, FERRIS, GLOVSKY and
                                         POPEO, P.C.